Exhibit 4.17

Agreement on the Investment in Development and Construction of Plot 3

on the Licun Section of Industrial Avenue Subordinate to Licun Village Committee,

Lunjiao Sub-district Office, Shunde District

Party A: Center for Land Development, Lunjiao Sub-district Office, Shunde District, Foshan City

Address: 1 Nanyuan Road, Lunjiao Sub-district, Shunde District, Foshan City

Party B：Yunmi Hulian Technology (Guangdong) Co., Ltd.

Address: North No.1-7 of 1F, Office Building A, 2 North Xinxi 4th Street, Xiashi Village Committee of Lunjiao Sub-district office, Shunde District, Foshan City

Party C: N/A

Address: N/A

This Agreement is entered into by and among the parties hereto in accordance with applicable laws, regulations and policy documents and on the principles of equality, free will and good faith, as follows:

Chapter 1Land Survey

Article 1The land parcel under this Agreement (hereinafter the “Plot”) is located in Lunjiao Sub-district, Shunde District; Plot Map No. 160078-003(4), located in [REDACTED]; Land Area: 35954.38 m2 (Equivalent to about 53.93 mu); Nature of land Use: Industrial Land (New industrial land).

Chapter 2Requirement of Land Use

Article 2The term of land transfer for the Plot is 50 years. The parties hereby agree that the Plot shall in no case be used to develop commodity workshop, nor the buildings set up within the boundary of the Plot shall be sold.

Article 3Party B undertakes that the construction work on the Plot will be commenced within 12 months from the date of delivery of the Plot and shall be fully completed within 36 months from the date of delivery of the Plot.

Article 4The floor-area ratio of the buildings on the Plot shall comply with the provisions of Planning Conditions for Construction Lands in Shunde District of Foshan City governing the Plot (Circular No. Shunde Planning Conditions (2020) 0043).In addition, Party B undertakes that the buildings on the Plot will be constructed in accordance with the following requirements:

(I)The floor-area ratio of the first buildings applied for construction shall not be less than [REDACTED];

(II)The floor-area ratio of the buildings applied for acceptance upon full completion (The date of application for completion acceptance shall be the date on which the Opinion on the Verification of Project Planning Conditions for Buildings (Structures) is approved) within 36 months from the date of delivery of the Plot shall not be less than [REDACTED];

(III)The floor-area ratio of the buildings at the time of full completion of all works shall not be less than [REDACTED].

Article 5Party B undertakes that total investment amount of the Plot Project (“Plot Project” means the project invested for construction and conducting production operation thereon by Party B within the boundary of the Plot, the same below) will not be less than [REDACTED], investment in fixed assets approved or registered (for initiation) of the Plot Project will not be less than [REDACTED]; Party B further undertakes that, by the milestone of the time limit for full completion of all works specified in Article 3 of this Agreement, the investment amount of fixed assets for the Plot will not be less than [REDACTED]; and that by the end of the year of official production (“Year of Official Production” means the 2nd year from the expiry of the milestone of the time limit for full completion of all works specified in Article 3 of this Agreement, the same below), the investment in fixed assets for the Plot will not be less than [REDACTED].

Article 6Without prior written consent of Party A, and before full completion of the buildings on the Plot and realization of official production of the Plot Project, Party B shall not grant pledge or security in any other form for any individual or entity other than Party B.

Article 7Should the registered address of Party B be not in Lunjiao Sub-district, Shunde District, Party B undertakes that it will adjusted its registered address to Lunjiao Sub-district, Shunde District within 12 months from the signing of Contract  for Transfer of Use Right for State-owned Construction Land.

Article 8Party B undertakes that it will engage in the industries within the meaning of Item 400 “Development & Application of IoT Technology” under Clause 9 (Scientific Research and Technical Service Industries) of The Catalogue of Industries for Guiding Foreign Investment (2009 Edition) as the leading industries of Plot Project (the percentage of output value of the leading industries to total output value of all industries of Plot Project will be more than [REDACTED]).

Article 9Party B undertakes that in the year of official production, it will realize sales income from Plot Project not be less than [REDACTED].

Article 10Party B undertakes that in the year of official production, “comprehensive energy consumption per RMB10,000 growth in the output of industrial enterprise” of Plot Project will not be higher than      tons of standard coal / [REDACTED].

Article 11Party B undertakes that in the year of official production, the tax amount payable with Plot Project in Shunde District will not be less than [REDACTED] per mu by the area of the Plot.

Article 12Party B undertakes that in the 1-2 years following the year of official production, total tax amount payable with Plot Project in Shunde District will not be less than [REDACTED] per mu by the area of the Plot.

Article 13Before full performance of its obligations under this Agreement, Party B shall, without prior written consent of Party A, neither change its equity structure nor establish third-party right that will cause VIOMI Technology (Hong Kong) Co., Ltd. losing or impairing its holding status.

Article 14The Project shall also meet the following conditions:

1.Party B shall be a company listed at NASDAQ or a wholly-owned subsidiary of a company listed at NASDAQ.

2.Party B undertakes that, within 24 months from the date of delivery of the Plot, it will become a head office in Shunde District (which means that Party B as Head Office incorporates and conducts business activities by law in Shunde District, and holds at least 2 enterprises or branches outside Shunde District, as a business or an organization having the functions of investment, settlement, management and service of such holding enterprises or branches).

3.Party B undertakes that it will not relocate its registered address outside Lunjiao Sub-district, Shunde District within ten years from the date of delivery of the Plot.

Chapter 3Liability for Breach of Contract

Article 15In the case Party B breaches the stipulation under any sub-article of Article 4 of this Agreement, Party B shall pay a sum of liquidated damages to Party A for the breach of each sub-article of Article 4, the amount of liquidated damages payable for each breach shall be calculated by the area of the Plot at the rate of RMB175 per square meter, and that Party B shall pay such liquidated damages within 1 month from the date on which the liability for the breach of contract is incurred.

Article 16If Party B breaches provision on the investment of fixed assets under Article 5 of this Agreement, the relevant liability for breach of contract shall be determined as follows:

If total investment in fixed assets approved or registered (for initiation) of the Plot Project is less than  [REDACTED], Party B shall, within 1 month from the date on which the liability for the breach of contract is incurred, pay a sum of liquidated damages to Party A, the amount of liquidated damages payable for such breach shall be calculated by the area of the Plot at the rate of  RMB100 per square meter;

If, by the milestone of the time limit for full completion of all works, investment amount of fixed assets on the Plot is less than  [REDACTED], or if, by the end of the year of official production, investment in fixed assets of the Plot Project is less than  [REDACTED], either case shall be deemed as breach of contract, Party B shall, within 1 month from the date on which the liability for the breach of contract is incurred, pay a sum of liquidated damages to Party A for its liability for the breach of contract in connection with such milestones, if applicable, with the amount of liquidated damages for all milestones being calculated by the following formula: Amount of Liquidated Damages = RMB200 per square meter * Area of the Plot (m2) * (1-Amount of Actually Paid Investment in Fixed Assets/Agreed Investment Amount of Fixed Assets).

Article 17If Party B breaches Article 6 of this Agreement, Party B shall pay Party A liquidated damages by the area of the Plot at the rate of  RMB200 per square meter, and Party B shall correct the breach at its own expenses within 3 months upon receipt of the written notice from Party A. If Party B fails to rectify its breach within the time limit, Party B shall pay additional liquidated damages to Party A by the area of the Plot, and the amount of which shall be calculated by the area of the Plot and the number of days overdue and calculated at the rate of  [REDACTED] per square meter, until the rectification is completed or full completion of all works and realization of official production of the Plot Project.

Article 18If Party B breaches Article 7 of this Agreement, Party B shall pay Party A liquidated damages by the area of the Plot and the number of days overdue at the rate of  RMB1 per day per square meter, until the relocation of the registered address is completed. Moreover, Party A has the right to propose relevant government department not to handle the relevant formalities of the Plot, and Party B shall be solely responsible for the loss and liability caused thereby.

Article 19If Party B breaches Article 8 of this Agreement by changing the leading industries without prior written consent of Party A, it shall be deemed as a material breach by Party B, in such case, Party B shall, within 1 month from the date of written notice given by Party A, pay liquidated damages to Party A by the area of the Plot at the rate of  RMB1,200 per square meter. Moreover, Party A has the right to request Party B for rectification within a limited time. If Party B refuses to rectify the breach or fails to pay the liquidated damages on time, Party A shall have the right to propose the government to take back the land use right of the Plot without compensation, and Party B shall move out all the buildings (structures) already built or under construction on the Plot within 3 months from the date of approval of taking back the Plot by the government. If Party B fails to move out within the time limit, the above-ground buildings (structures) thereon shall be owned by Party A, which Party A may dispose at its sole discretion.

Article 20If Party B breaches Article 9 of this Agreement, Party B shall pay liquidated damages to Party A within 1 month from the date on which the liability for breach of contract is incurred, and the amount of which shall be calculated according to the following formula: Amount of Liquidated Damages =  RMB200 per square meter * Area of the Plot (m2) * (1-Amount of Actually Achieved Sales Income/Agreed Amount of Sales Income).

Article 21If Party B breaches Article 10 of this Agreement, Party B shall pay liquidated damages to Party A within 1 month from the date on which the liability for breach of contract is incurred, and the amount of which shall be calculated according to the following formula: Amount of Liquidated Damages =  RMB100 per square meter * Area of the Plot (m2) * (Actual “Comprehensive Energy Consumption per RMB10,000 Growth in the Output of Industrial Enterprise”/Agreed Upper Limit of “Comprehensive Energy Consumption per RMB10,000 Growth in the Output of Industrial Enterprise” of Plot Project -1). If Party B fails to provide the document proving “Comprehensive Energy Consumption per RMB10,000 Growth in the Output of Industrial Enterprise” or fails to cooperate with the auditing for such purpose, Party B shall pay liquidated damages to Party A by the area of the Plot at the rate of RMB500 per square meter.

Article 22If Party B fails to pay the tax amount payable as agreed in Article 11 hereunder when it is due (but the tax paid by Party B has reached 70% or more as agreed), Party B shall pay liquidated damages to Party A within 1 month from the date on which the liability for breach of contract is incurred, and the amount of which shall be calculated by the area of the Plot at the rate of RMB175 per square meter. If Party B fails to fulfill 70% or more of the annual tax payable as stipulated in Article 11 of this Agreement when it is due, it shall be deemed as a material breach by Party B, in such case, Party B shall pay liquidated damages to Party A within 1 month from the date on which the liability for breach of contract is incurred, and the amount of which shall be calculated by the area of the Plot at the rate of RMB475 per square meter.

Article 23If Party B fails to pay the tax amount payable as agreed in Article 12 hereunder when it is due (but the tax paid by Party B has reached 70% or more as agreed), Party B shall pay liquidated damages to Party A within 1 month from the date on which the liability for breach of contract is incurred, and the amount of which shall be calculated by the area of the Plot at the rate of RMB175 per square meter. If Party B fails to fulfill 70% or more of the annual tax payable as stipulated in Article 11 of this Agreement when it is due, it shall be deemed as a material breach by Party B, in such case, Party B shall pay liquidated damages to Party A within 1 month from the date on which the liability for breach of contract is incurred, and the amount of which shall be calculated by the area of the Plot at the rate of RMB475 per square meter.

Article 24If Party B breaches Article 13 of this Agreement, it shall be deemed as A material breach by Party B, in such case, Party B shall pay liquidated damages to Party A, the amount of which shall be calculated by the area of the Plot at the rate of RMB800 per square meter, and Party B shall correct the breach within 3 months upon receipt of the written notice from Party A. Party A shall have the right to propose the government to take back the land use right of the Plot without compensation, and Party B shall move out all the buildings (structures) already built or under construction on the Plot within 3 months from the date of approval of taking back the Plot by the government. If Party B fails to move out within the time limit, or else the above-ground buildings (structures) thereon shall be owned by Party A which Party A may dispose at its sole discretion.

Article 25If Party B breaches either Article 14 (1) of (2) of this Agreement, Party B shall pay liquidated damages to Party A by the area of the Plot at the rate of RMB3,000 per square meter. If Party B breaches Article 14 (3) of this Agreement, Party B shall pay liquidated damages to Party A, the amount of which shall be calculated by the area of the Plot at the rate of RMB1,000 per square meter.

Article 26If Party B, without prior written consent of Party A, transfers the Plot (including subplot transfer) within 10 years from the date of delivery of the Plot, it shall be deemed as a material breach by Party B, in such case, Party B shall pay liquidated damages to Party A within 1 month from the date on which the liability for breach of contract is incurred, and the amount of which shall be calculated by the area of the Plot at the rate of RMB800 per square meter. Moreover, Party A shall have the right to propose the Government to take back the use right of the Plot without compensation, and Party B shall move out all the buildings (structures) already built or under construction on the Plot within 3 months from the date when the Government approves taking back the Plot, or else Party A shall own the above-ground buildings (structures), which Party A may dispose at its sole discretion.

Article 27If the commencement and/or completion of the construction works on the Plot are/is delayed due to the cause not attributable to Party B and the affected time not by the fault of Party B has been determined by the relevant department of Shunde District, Party B may claim for extension of time of commencement and/or completion equivalent to the affected time so determined for the milestones in Article 5, Article 9, Article 11 and Article 12 of this Agreement.

Chapter 4Statement of Important Matters

Article 28The eliminated and restricted projects in the Catalogue for Guiding Industrial Restructuring, the prohibited projects in Special Administrative Measures (Negative List) for the Access of Foreign Investment, and the projects included in the Catalogue of Restricted Land Use Projects (2012 Edition) and the Catalogue of Banned Land Projects (2012 Edition) shall not be introduced to the Plot.

Article 29Party B shall secure “Three Simultaneities” of production safety and occupational health in strict accordance with relevant laws and regulations, and strictly implement relevant provisions of environmental laws and regulations. Party B shall perform and implement the principal responsibility of production safety and environmental protection management, establish relevant work systems, and effectively ensure production safety, occupational health and environmental protection management and other works.

Article 30Party B shall formulate special economic, fiscal and tax supporting management measures for Plot Project and provide sufficient data and evidential materials for the assessment of various indicators. If Party B fails to provide sufficient and effective evidential materials, making it impossible to assess or verify the matters promised by Party B, Party B shall bear the corresponding liability for breach of contract.

Article 31If Party B has been incorporated in Shunde District prior to the transaction of the Plot, the sales amount and tax amount payable as agreed in Article 9, Article 11 and Article 12 of this Agreement shall be calculated as increments. The base number of such increments shall be corresponding data of the previous accounting year before the time of signing of Contract for Transfer of Use Right for Construction Land for the Plot (for example, if the time of signing of Contract for Transfer of Use Right for Construction Land for the Plot is a given month of 2020, the previous accounting year is Jan-Dec 2019); however, if the Party B relocates both its registered address and production and operation site to the location within the boundary of the Plot, and the original production and operation site is no longer used for the same purpose after such relocation, the above indexes can be calculated according to the actual data realized.

Article 32The criteria for determination of “Commencement of Work” and “Completion of the Whole Project” mentioned herein shall be subject to the relevant provisions of Contract for Transfer of Use Right for Construction Land signed for the Plot. The liability for breach of contract stipulated in Article 3 of this Agreement shall be separately stipulated in Contract for Transfer of Use Right for Construction Land signed for the Plot.

Article 33All monetary amounts referred to in this Agreement shall, unless otherwise stated, mean “Renminbi”;

The numbered “Year” mentioned in this Agreement means 12 consecutive complete months, for which the starting month is the next month as the milestone of the time limit;

The amount of investment in fixed assets mentioned in this Agreement includes: Investment in buildings, structures and ancillary facilities, and equipments, transfer price of the Plot, etc;

The tax amount payable hereunder includes: EIT, VAT and export tax deductions.

Article 34Party A may authorize another department or entity to supervise and verify the performance of this Agreement by Party B, if necessary, with which Party B (and Party C) shall cooperate.

Chapter 5Change of the Agreement

Article 35If, during the performance of this Agreement, any force majeure event occurs, the parties hereto shall, with the consensus through mutual consultation, suspend the performance of the obligations agreed herein to the extent so affected and for the duration of the force majeure event, without being liable for breach of contract for each other.

Article 36After signing this Agreement, neither party shall modify or terminate this Agreement without prior approval of the counterparties. Any modification or termination of this Agreement shall be subject to the written consent of all parties hereto. The modification or invalidation of any part of this Agreement shall not affect the validity of the other parts. Matters not mentioned herein shall be settled by the parties through mutual consultation and a written Supplementary Agreement shall constitute the effective part of this Agreement.

Article 37In case of any conflict between the provisions of this Agreement in whole or in part and the latest national laws, regulations or policies, the Agreement shall be executed in accordance with the latest laws, regulations or policies published and implemented by the nation, and a Supplementary Agreement shall be separately entered into by the parties hereto.

Chapter 6Settlement of Dispute

Article 38Any dispute arising from or in connection with the performance of this Agreement shall be settled by the parties through friendly negotiation, or else it shall be referred to local people’s court having jurisdiction over the Plot for solution.

Chapter 7Covenants of the Signatories

Article 39If the auction winner declares the establishment of a new company before bidding for the Plot or must establish a new company according to the provisions of the Bidding Documents in order to develop and construct the Plot won by it from the auction, Party B shall be the new company and Party C shall be the bid winner under this Agreement. Party C shall be jointly and severally liable for all liability clauses and liabilities for breach of contract to be undertaken by Party B under this Agreement.

If the auction winner does not establish a new company in order to develop and construct the land acquired by it, Party B of this Agreement shall be deemed as the auction winner, and this Agreement shall only be signed by Party A and Party B.

Chapter 8Text and Validity of the Agreement

Article 40The parties hereto acknowledge that they have carefully read this Agreement before signing thereon and that they have no objection to the understanding of all provisions hereof.

Article 41This Agreement shall come into full force upon being signed and sealed thereon by (authorized) representatives of all parties hereto. This Agreement is made in four (4) original copies, of which each party holds two (2) ones, all of which are equal in legal effect.

Chapter 9Means of Notification and Address for Service

Article 42All matters related to the rights and obligations of the parties hereto shall be notified to the counterparties in writing. Any change of addresses of the parties listed herein shall be notified in writing to the counterparties; if no written notice of change is given in this respect, the notice given at the original address shall be deemed to have been effectively served

(No text hereafter).

Signing Parties

Party A: Center for Land Development, Lunsun Sub-district Office, Shunde District, Foshan City /seal/ Center for Land Development, Lunsun Sub-district Office, Shunde District, Foshan City	Party B: Yunmi Hulian Technology (Guangdong) Co., Ltd. /seal/ Yunmi Hulian Technology (Guangdong) Co., Ltd.
(Signature & Official Seal)	(Signature & Corporate Seal)
Representative: /s/ Authorized Signatory	Representative: /s/ Authorized Signatory
(Signature & Personal Seal)	(Signature & Personal Seal)
Date: June 1,2020	Date: June 1,2020

Party C
(Signature & Corporate Seal)
Representative: N/A
(Signature & Personal Seal)
Date: N/A